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                               CONTRACT OF EMPLOYMENT
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Dated January 4, 2001

1.   The Employer:  Nexsan Technologies Ltd, Imperial House, East Service, Road,
                    Raynesway, Derby "We", "Us", or "the Company"

AND

2.   The Employee: Paul Coxon of 6 Bramcote Drive Beeston ("You")
                                 Nottingham, NG91AW, UK


1.   EMPLOYMENT/JOB TITLE/MOBILITY

     1.1    We will employ you, and you will work for us as Financial Director.

     1.2 While your initial place of work will be Derby you will work at and/or travel to such places as we may reasonably require from time to time.

2.   DURATION

     2.1 Your employment with us commenced on January 4, 2001 and subject to Clause 11.1 below will continue for an initial fixed term of five years from that date. At any time after Januaray 4, 2005 four years after commencement) this contract can be determined by twelve months notice given by either you or us.

     2.2 If not terminated earlier, this contract will end automatically when you reach age 65.

3.   YOUR DUTIES

     3.1 You will faithfully and diligently and to the best of your ability exercise


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            such powers and perform such reasonable duties in relation to our business as we require from time to time, and comply with all limitations, rules and regulations we may notify to you from time to time.

     3.2 You will work such hours including as a minimum normal office hours at your place of work as are needed for the proper performance of your duties. In particular you agree whenever necessary to work longer than 48 hours a week on average. You will not be entitled to additional pay for overtime.

     3.3 You will at all time endeavour to promote the interest and reputation of the Company.

4.   PAY AND BENEFITS IN KIND

     4.1 We will pay you a basic salary of $85,000 a year during your first year of employment; a basic salary of $160,000 a year during your second year of employment; and thereafter, for every subsequent year of employment a basic salary 5% greater than the basic salary paid to you during your previous year of employment. We will pay this in equal instalments by credit transfer to your nominated bank or building society account in Great Britain on or about the last business day of each monthly pay period. Your salary is deemed to include any fees receivable for holding any office in the Company or its Associates. We will review your salary annually and the Company may in its absolute discretion increase but not reduce your salary by such amount if any as it thinks fit.

     4.2 We may, in our absolute discretion, pay you a bonus in respect of each financial year of the Company. To be eligible for consideration for such a bonus you must have been in service throughout the year in question and to receive it you must still be in service and not under notice of termination on the date appointed for payment of bonus.


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     4.3    You will be eligible to join the Company pension scheme "the Scheme"
            subject to and in accordance with the rules of the Scheme, which provides that the Scheme may be amended or discontinued. The rules of the Scheme and any amendments to the rules of the Scheme will be notified to you. You will contribute to the Scheme at the level of 4% of your gross earnings and will be treated as having authorised the Company to deduct contributions from your earnings at that level. Members of the scheme are contracted out of the State
            Earnings Related Pension Scheme.

     4.4 You and members of your immediate family will be eligible to participate in the Company's private health care scheme. Details of the scheme and any amendments to the scheme will be provided to you. At any time after commencement of your employment, at the discretion of the Company, you may be required to undergo a medical examination by a medical advisor approved by the Company and to authorise the medical advisor to disclose to the Company the results of the examination.

     4.5 We will not provide you with a Company car however we will reimburse you in respect of the business mileage incurred by you using your own car on Company business at a rate of inland revenue fixed profit car scheme per mile or such other rate as may from time to time be agreed.

     4.6 We will reimburse you at the end of each pay period for all travelling, hotel, entertainment and other expenses reasonably incurred by you in the performance of your duties in accordance with Company guidelines and subject to receipt from you of a duly vouched expenses claim form. If we issue you with a charge or credit card you must only use it for Company business purposes.

5.   HOLIDAY ENTITLEMENT


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     5.1    Our holiday year is the calendar year from 1 January to 31 December.
            Your annual holiday entitlement will be 20 working days in addition to the normal English Bank and Public holidays. Your holiday must be taken during the holiday year and your holiday dates agreed in advance. Employees who started during the holiday year will be entitled to 1 1/2 days' holiday for each complete month left in the holiday year.

     5.2 We do not normally allow staff to carry unused holiday entitlement forward (and we do not normally pay in lieu of untaken holiday).

     5.3 If you leave during a holiday year, your holiday entitlement will be recalculated as (1 1/2) days holiday for each complete month worked in the year. If you have taken less holiday than this you will be paid in lieu. If you have taken more holiday than this, you will have to repay the excess holiday pay. One day's holiday pay will be deemed to be 1/260th of your annual basic salary.

6.   NOTIFICATION OF ABSENCE

     6.1 If you are unable to come to work for any reason and your absence has not previously been authorised by us you must inform us immediately and keep us informed. You must confirm the reasons for your absence in writing as soon as practicable.

     6.2 Following your return to work after a period of absence due to sickness of 7 calendar days or less you will have to complete a self-certification form. Self-certification forms will be retained in our records.

     6.3 If you are absent from work due to sickness for more than 7 calendar days (including weekends) you must provide us with a medical certificate by the 8th day of sickness. You must provide medical certificates to us to cover any further absence.


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7.   SICK PAY

     7.1. If you are absent from work due to sickness (including mental illness or accidental injury) and comply with the requirements in clause 6, you will be paid Company Sick Pay at full pay for a period of ten weeks in any rolling 52 week period thereafter you will be entitled to Statutory Sick Pay.

8.   CONFIDENTIALITY

     You must not at any time during (except in the course of your duties) or after your employment disclose or make use of your knowledge of any confidential information of the Company and its Associates acquired by you during or as a consequence of your employment with us. Confidential information includes (without limitation) all and any information about business plans, maturing new business opportunities, research and development projects, product formulae, processes, inventions, designs, discoveries or know-how, sales statistics, marketing surveys and plans, costs, profit or loss, prices and discount structures, the names, addresses and contact details of customers and potential customers or suppliers and potential suppliers (whether or not recorded in writing or on computer disk or tape) which the Company or relevant Associate treats as confidential.

9.   RESTRICTIONS ON COMPETITION

     9.1 You will not for the first 3 months after the end of your employment with us either on your own account or on behalf of any other legal person and in competition with the Company (or any Associate) directly or indirectly be engaged in or be concerned with any trade or business carried on by and/or competitive with us at the end of your employment.

     9.2 You will not for the first 6 months after the end of your employment with us solicit away from us any person who is and was, when your employment ended, employed by us during the last 12 months of your


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            employment.

     9.3 Each of the above restrictions is separate and severable from the other. If one is enforceable for any reason, but would be enforceable if some of its wording were deleted, it shall apply with such deletions as are necessary to make it enforceable.

     9.4 None of the above provisions shall apply if you have been dismissed by the Company in breach of this contract.

10.  DISMISSAL

     10.1 We can dismiss you without prior notice or pay in lieu (and you will not be entitled to compensation or damages) if you:

            10.1.1 commit any act of gross misconduct or gross incompetence or other repudiatory breach of contract;

            10.1.2 without reasonable excuse and after prior written warning, repeat or continue any breach of contract (not falling within 10.1.1 above);

            10.1.3 are absent due to sickness for at least 120 consecutive days, or an aggregate of 180 days in a period of 52 consecutive weeks;

            10.1.4 commit such misconduct outside work of such disrepute that in the reasonable option of your continued employment will materially prejudice the interests of the Company;

            10.1.5 are convicted of any criminal offence (other than road traffic offences) punishable with imprisonment (whether or not such sentence is actually imposed on you);


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            10.1.6  resign (otherwise than at our request) any office you hold in the Company or its Associates or by virtue of your employment;

            10.1.7 become bankrupt, apply for or have a receiving order made against you or enter into any voluntary arrangement with your creditors; or

            10.1.8 have an order made against you disqualifying you from acting as a Company director.

            While we will endeavour to deal fairly with allegations against you, we reserve the right to proceed under this sub-clause without prior notice and without holding a hearing or inviting any representations from you.

     10.2 We reserve the option in our absolute discretion to terminate your employment by paying you in lieu of notice. The payment shall be solely your basic salary without taking into account any bonus, pension contributions or benefits in kind and shall be subject to deductions for income tax and national insurance contributions as appropriate. You will not, under any circumstances, have any right to payment in lieu unless we have exercised our option to pay in lieu by notice to you.

     10.3   At the end of your employment for whatever reason you must;

            10.3.1 on request resign any directorships or other offices held by you in the Company or its Associates or by virtue of your employment and transfer to the Company or as the Company may direct any shares or other securities held by you as nominee or trustee for the Company or any Associate without payment in either case. If you fail to do so within 7 days of request, the Company is hereby


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                    irrevocably authorised to appoint a person in your name and on your behalf to execute any documents or do any things necessary for such purpose(s) (all of which shall be without prejudice to any claims which you might otherwise have against us).

            10.3.2 return all the Company's Associate's documents, computer disks or tapes and all other tangible items in your possession or control belonging to or containing any confidential information of the Company or its Associates.

11.  MISCELLANEOUS

     11.1 Any notice to be given under this contract must be in writing and must either be delivered by hand or courier or sent by first class pre-paid post (or facsimile if the recipient has a facsimile number). Notices to the Company must be addressed to its registered office or sent to the Company secretary's facsimile number as the case may be. Notices to you must be addressed to your last known home address or sent to your facsimile number (if any) at your last known home address as the case may be. A notice shall be deemed to have served at the time of delivery if delivered by hand or courier, 2 clear days after the time of posting if sent by first class pre-paid post, and at the time of completion of transmission by the sender if sent by facsimile.

     11.2 No omission to exercise or delay in exercising any right, power or remedy provided to the Company by law or under this contract will be a waiver of it.

     11.3 This contract (together with any documents referred to in it) sets out the whole agreement between the parties relating to and cancels all previous agreements, representations and arrangements in connection with your employment by us or any Associate.


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     11.4   The validity, construction and performance of this contract shall be governed by English law.

     11.5 All disputes, claims or proceedings between the parties relating to the validity, construction, performance or termination of this contract shall be subject to the exclusive jurisdiction of the English Courts.

     11.6 Termination of this contract shall not affect any provisions which are intended to operate after termination.

     11.7 We reserve the right and you agree to our deducting any debts you owe us from your wages.

12.  STATUTORY PARTICULARS

     The further particulars of terms of employment not contained above which must be given to you under the Employment Rights Act 1996 are as follows:

     12.1   Your continuous employment began on (insert).

     12.2 There are no collective agreements with trade unions which directly affect the terms and conditions of your employment.

     12.3 If you have any grievance relating to your employment or if you are dissatisfied with any disciplinary decision affecting you, you should first attempt to resolve this by discussion with your immediate superior. Failing satisfaction you may refer it in writing for determination at the next level of management.



SIGNED on behalf of the Employer by a duly authorised officer


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Sign                    /s/ Martin Boddy
Print                   Martin Boddy
on (date)               January 4, 2001
(in the presence of
witness (sign)          /s/ Sharon R. Reid
        (print)         Sharon R. Reid




SIGNED by the Employee


Sign                    /s/ Paul Coxon
Print                   Paul Coxon
on (date)               January 4, 2001
(in the presence of
witness (sign)          /s/ Sharon R. Reid
        (print)         Sharon R. Reid